Exhibit 4a4

30 November 2004

The Directors

Condor Securities Limited

30 Ledgar Road (PO Box 717)

Balcatta, Western Australia

6021

Dear Sirs

VARIATION AGREEMENT

We refer to the agreement for the sale of interests in the El Potosi and Cerro Pedernal Projects, El Salvador (“Agreement”) between Tournigan Gold Corporation and Condor Securities Limited on or around 18 February 2004.

We also refer to correspondence dated November 15th from Susmit Shah, elaborating on a proposed plan to list Condor Securities Ltd. on the Australian Stock Exchange.  On the basis of that plan (and the attached Excel spreadsheet), by this letter agreement (“Variation Agreement”), Tournigan Gold Corporation and Condor Securities Limited hereby agree to vary Clause 5.2, “Post Completion Conditions” of the Agreement, as follows:

1.

the “later date” referred to as requested by Condor and approved by Tournigan shall be July 31, 2005.

2.

the term “Canadian stock exchange” in clause 5.2 a) and b) is varied to “Canadian or Australian stock exchange”

All other terms of the Agreement remain unchanged.

Yours truly,

“Garry Stock”

Garry Stock

Executive Vice President

For and on behalf of Tournigan Gold Corporation

We, Condor Securities Ltd, hereby agree to be bound by the terms of this Variation Agreement.

“Ron Gajewski”

For and on behalf of Condor Securities Ltd

    30th      November 2004